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Exhibit 12

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McDonald's Corporation  Statement Re: Computation of Ratios
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
(Dollars in millions)                            Years ended December 31, 1999        1998            1997         1996         1995
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Earnings available for fixed charges

Income before provision for income taxes                              $2,884.1    $2,307.4(1)     $2,407.3     $2,251.0     $2,169.1

Minority interest in operating results of majority-owned
subsidiaries, including fixed charges related to redeemable
preferred stock, less equity in undistributed operating
results of less-than-50% owned affiliates                                 21.9        23.7            28.3         39.6         19.6

Provision for income taxes of 50% owned affiliates included
in consolidated income before provision for income taxes                  72.8        99.9            69.0         73.2         73.3

Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of
interest factors*                                                        178.5       161.3           145.9        130.9        103.8

Interest expense, amortization of debt discount and issuance costs,
and depreciation of capitalized interest*                                440.1       461.9           424.8        392.2        388.8
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                                                                      $3,597.4    $3,054.2        $3,075.3     $2,886.9     $2,754.6
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Fixed charges
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of
interest factors*                                                     $  178.5    $  161.3        $  145.9     $  130.9     $  103.8

Interest expense, amortization of debt discount and issuance costs,
and fixed charges related to redeemable preferred stock*                 431.3       453.4           426.1        410.4        403.4

Capitalized interest*                                                     14.7        18.3            23.7         23.5         22.8
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                                                                      $  624.5    $  633.0        $  595.7     $  564.8     $  530.0
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Ratio of earnings to fixed charges                                        5.76        4.82(2)         5.16         5.11         5.20
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*    Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.
(1)  Includes $161.6 million of Made For You costs and the $160.0 million pre-tax special charge related to the home office productivity initiative for a 1998 pre-tax total of $321.6 million.
(2)  Excluding Made For You costs and the special charge, the ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 5.33.